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                                                                    EXHIBIT 10.1


                    SEPARATION AND GENERAL RELEASE AGREEMENT

     1. Definitions. Specific terms used in this Separation and General Release Agreement have the following meanings: (a) words such as "I" and "my" include both the undersigned, Phillip A. Bounsall, and anyone who has or obtains any legal right or claims through me; and (b) "Company" means Brightpoint, Inc., Brightpoint North America, Inc., Brightpoint North America L.P., all of their past and present officers, directors, employees, trustees, agents, parent, partners, shareholders, affiliates, principals, related corporations, insurers, any and all employee benefit plans (and any fiduciary of such plans) sponsored by the aforesaid entities, and each of them, and each entity's subsidiaries, predecessors, successors, and assigns, none of whom admit any liability to me, but all of whom expressly deny any such liability.

     2. My Claims. The claims I am releasing ("My Claims") include all of my rights to any relief of any kind from the Company, including without limitation, all claims I have now, whether or not I now know about the claims, and including without limitation: (a) all claims arising directly or indirectly out of or relating to my employment with Company, or the termination of that employment, including, but not limited to, any claims arising under the Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964; the Family and Medical Leave Act; the Age Discrimination in Employment Act ("ADEA"); the Older Worker Benefits Protection Act ("OWBPA"); the Employee Retirement Income Security Act; the Americans with Disabilities Act; the Indiana Civil Rights Law; all such laws as amended; and/or any other federal, state or local statute, regulation, or order; (b) all claims under any principle of common law or equity, including but not limited to, claims for alleged unpaid wages, salary, overtime, vacation pay (other than accrued and unused vacation pay), and bonuses; any tort; any allegedly wrongful employment practices; and breach of contract (including, but not limited to, any claim(s) that I might have under any prior employment agreement with the Company including, without limitation, the Employment Agreement between the parties, dated January 1, 1997 ("1997 Employment Agreement"); the letter of clarification and amendment of the 1997 Employment Agreement between the parties, dated July 16, 1998; the Amended and Restated Employment Agreement between the parties, dated July 1, 1999 ("1999 Employment Agreement"); and the Amendment to Amended and Restated Employment Agreement, dated January 1, 2001, but specifically excluding rights or claims I may have or payments to be made to me under Section XI ("Indemnification") of the 1999 Employment Agreement and the Indemnification Agreement dated October 27, 1999; and (c) all claims for any type of relief from the Company, including but not limited to, claims for compensation, damages, costs and attorney's fees. However, My Claims do not include any rights or claims under the ADEA that may arise after the Effective Date of this Agreement (the "Effective Date" is that date occurring seven (7) calendar days after I sign this Agreement, on the condition that this Agreement is not revoked by me within such seven (7) calendar day period, as described below). I further agree that I will not file, prosecute, or pursue any complaints or charges against the Company with the Equal Employment Opportunity Commission and/or any other local, state, or federal agency or court, that I will not do so at any time hereafter, and that if any such agency or court assumes jurisdiction of any complaint,



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claim, or charge against the Company that I make, have made or authorize to be made on my behalf, I shall withdraw such matter from such agency or court and/or will indemnify the Company against all liabilities, costs, attorney's fees, and expenses it incurs in said matters. In addition, this Agreement shall be effective as a full and final compromise and settlement of any and all other claims released in this Agreement. Notwithstanding the above, the parties also agree that the above definition of "My Claims" and the foregoing waiver and release does not include: (a) payments to be made to me under the Company's health benefit plan for expenses I incurred prior to April 22, 2002; (b) expenses I incurred prior to April 22, 2002, which are to be reimbursed to me pursuant to the Company's expense reimbursement policy; (c) any claims arising under this Agreement; and (d) any claims for advancement or indemnification arising under the Company's by-laws, certificate of incorporation or policies, applicable law, Section XI of my 1999 Employment Agreement or the Indemnification Agreement of October 27, 1999.

     3. Agreement To Release My Claims. I understand that, although the Company has not claimed that my employment should be terminated for Cause, the Company has determined to terminate my employment other than for Cause (as defined in the 1999 Employment Agreement), and I acknowledge that my last day of employment with the Company shall be April 22, 2002 ("Separation Date") which shall be recorded as the date on which I resigned my employment. The Company hereby agrees to: (a) make a lump sum separation payment to me, as soon as practical after the Effective Date of this Agreement, in the amount of Five Hundred Thousand Dollars ($500,000) less taxes and other required deductions to be withheld for a net amount to me of Three Hundred Thirty Five Thousand Seven Hundred and Fifty Dollars ($335,750), (b) make a lump sum separation payment to me in the amount of Five Hundred Thousand Dollars ($500,000), less taxes and other required deductions, on or as soon as practical after January 2, 2003; and
(c) transfer ownership of the laptop computer I am currently using to me, after the Company has an opportunity to remove any confidential or Company-related information, records, or documents from it. In consideration of the above payments and other consideration, I agree to give up, release, and waive all of My Claims as of the date hereof against the Company as described above. The Company further agrees upon the signing of this Agreement to transfer the $500,000 payment referred to in paragraph 3(b) above to an escrow account for my sole benefit (except as expressly set forth in the escrow agreement to the contrary) at the law firm of Swidler Berlin Shereff Friedman, LLP. The Company agrees that it shall not attempt to wrongfully hinder or delay release of these monies from the escrow for any reason, including but not limited to my subsequent employment not in violation of Section X of the 1999 Employment Agreement, it being agreed that I have no duty to mitigate or seek such employment. I will not bring any lawsuits against the Company relating to the claims that I have given up, released, and waived, nor will I allow any suit to be brought on my behalf. I acknowledge that I have received adequate consideration for the release of My Claims in this Agreement. I also acknowledge that I have received all other forms of compensation, of whatever kind, that may be due to me by the Company, other than my accrued unused vacation pay which will be paid to me by the Company in accordance with its regular payroll practices, and other than reimbursable expenses and health benefit payments, as



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described in paragraph 2 above. I also agree that my rights under the aforementioned statutes and any other federal, state, or local statute, regulation, or order are effectively waived by this Agreement. Furthermore, I hereby acknowledge and agree that while I am relinquishing all rights and claims that I have under the 1999 Employment Agreement (other than rights and claims that I have under Section XI ("Indemnification") of such agreement), said agreement remains fully valid and enforceable by the Company with regard to any and all post-termination and post-employment obligations that I have to the Company, as set forth in such agreement, including but not limited to, my obligations and the remedies set forth in Section X ("Confidentiality; Noncompetition") of such agreement. I acknowledge that the separation benefit offered to me under this Agreement was based on an individual determination and was not offered in conjunction with any group termination or group severance program, and I waive any claim to the contrary. I also agree that in further consideration of the payments and other consideration provided to me by the Company, I shall provide, during the twenty-four (24) month period after my Separation Date, at the Company's request, reasonable and timely assistance to it with regard to business matters within my knowledge or areas of responsibility during my employ. I acknowledge that such assistance may be needed with regard to transition or other ongoing business matters. Without waiving any rights, I agree to fully cooperate with the Company's reasonable requests for such assistance. The Company agrees to pay any and all reasonable costs incurred in connection with such cooperation. In addition to the above, I agree that this Agreement shall constitute my resignation of employment and my resignation from all offices and any other position (including, without limitation, any board position) held with the Company, effective April 22, 2002, and I agree to execute such documents as the Company may prepare to acknowledge such resignation.

     4. Future Employment. I understand and agree that by executing this Agreement I hereby relinquish any and all rights to employment with the Company after the Separation Date.

     5. Return Of The Company's Property/Non-Disparagement. Except as otherwise provided herein, I hereby agree that no later than my Separation Date, I shall return to the Company all of the Company's property that is in my possession or control. This includes, but is not limited to, credit cards, phone cards, cellular telephones, pagers, office keys, directories, computer, computer hardware, books, documents, memoranda, computer disks and other software, and all other records, and copies thereof. I also agree that I shall not make any negative or disparaging remarks or comments to any other person and/or entity about the Company. The Company agrees that neither it nor any of its officers or directors shall make any negative or disparaging remarks or comments to any other person and/or entity about me. The Company shall provide me with an executed copy of the recommendation letter annexed hereto as Exhibit A.

     6. Additional Understanding/Stock Options. Even though the Company will provide consideration to me under this Agreement, the Company does not admit that it is responsible or legally obligated to me, and the Company denies that it is responsible or legally obligated to me for any matter or in connection with My Claims. With regard to the 643,334 outstanding stock options (subject to readjustment in accordance with the




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applicable option plans and agreements) that I have, I understand that they shall vest on my Separation Date and, notwithstanding any other agreement or plan to the contrary, I shall have twenty four (24) months from my Separation Date (through April 22, 2004) to exercise any and all such vested options. I also hereby agree to waive any right or claim to option grants made or to be made to me in August, 2001, and/or in February, 2002, pursuant to agreements or plans administered by the Company's Compensation Committee. I also waive any right or claim, directly or indirectly, related to any option grants pursuant to any other plans, grants, or agreements.

     7. Consultation with Attorney. I understand that whether or not I decide to actually consult an attorney is totally up to me. I understand and acknowledge that I have been advised by the Company that I should consult with an attorney prior to signing this Agreement, and I have had an adequate opportunity to do so. My decision to sign this Agreement was voluntary and made after being given said opportunity.

     8. Confidentiality. The parties understand that, as a condition of this Agreement, the fact of and terms and conditions of this Agreement are to remain strictly confidential, and shall not be disclosed by either party other than to their respective attorneys or financial advisors or as required by law or lawfully-issued subpoena. The Company also agrees that I may disclose this Agreement to my spouse provided that she agrees to be bound by this confidentiality obligation. In addition, no statement inconsistent with this Agreement regarding my separation shall be made by me unless I have the prior written approval of the Company prior to making any such statement.

     9. Violation Of This Agreement And Severability. I agree that if I violate this Agreement by suing or bringing any action against the Company for any of My Claims (other than one under the ADEA or the OWBPA), I will pay all costs and expenses of defending the action or lawsuit incurred by the Company, including but not limited to, reasonable attorneys' fees, costs, disbursements, awards, and judgments. In addition, if I violate this Agreement by suing or bringing any action against the Company for any of My Claims (other than one under the ADEA or the OWBPA), I will promptly reimburse the Company all amounts paid to me by it under this Agreement, plus legal interest, and the Company shall be entitled to collect same through legal process or otherwise, from me. I also understand, and it is my intent, that in the event this Agreement is ever held to be invalid or unenforceable (in whole or in part) as to any particular type of claim or charge or as to any particular circumstances, it shall remain fully valid and enforceable as to all other claims, charges, and circumstances. As to any actions, claims, or charges that would not be released because of the revocation, invalidity, or unenforceability of this Agreement (other than one under the ADEA or the OWBPA), I understand that the return of any payment made to me, with legal interest, is a prerequisite to asserting or bringing any such claims, charges, or actions. Notwithstanding any other provision of this Agreement, I acknowledge that I have the right to file a charge alleging a violation of the ADEA and/or the OWBPA with any administrative agency and/or to challenge the validity of the waiver and release of any claim I might have under the ADEA without either: (a) repaying to the Company the amount paid by it to me under this Agreement; or (b) paying to the Company any other




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monetary amounts (such as attorney's fees and/or damages). However, although this Agreement shall not prohibit me from challenging its validity under the OWBPA and/or the ADEA, nothing in this Agreement shall be construed to prohibit the Company from recovering from me its attorney's fees and/or costs specifically authorized under the ADEA or any other law. Furthermore, in the event I successfully challenge this Agreement under the OWBPA and prevail on the merits in an ADEA action against the Company, I agree that the court in such action may determine that the Company is entitled to restitution, recoupment, or setoff (hereinafter "reduction") against any monetary award. Moreover, I agree that the reduction in such ADEA action shall not exceed the lesser of: (a) the amount recovered by me in such action; or (b) the payments made to me under this Agreement.

     10. Twenty-One (21) Calendar Day Period To Consider This Agreement and Right to Revoke After Execution. I understand that I have twenty-one (21) calendar days from the day that I receive this Agreement, not counting the day upon which I receive it, to consider whether I wish to sign this Agreement. If I sign this Agreement before the end of the twenty-one (21) calendar day period, it will be my personal and voluntary decision to do so. I also understand that if I fail to deliver this Agreement to the Company within said period of time, it shall be deemed to be withdrawn by the Company. As stated above, the parties also acknowledge and agree that this Agreement shall not be effective or enforceable until the eighth calendar day after I sign this Agreement. Furthermore, the offer to provide the consideration described herein shall expire and be deemed withdrawn if not accepted within the twenty-one (21) calendar day period referred to above. I understand that I may revoke this Agreement at any time within seven (7) calendar days after I sign it, not counting the day upon which I sign it. This Agreement will not become effective or enforceable unless and until the seven (7) calendar day revocation period has expired without my revoking it, i.e. on the eighth calendar day after I sign this Agreement.

     11. Procedure For Accepting or Revoking The Agreement. To accept the terms of this Agreement, I must deliver the Agreement, after it has been signed and dated by me, to the Company by hand or by mail and it must be received by the Company within the twenty-one (21) calendar day period that I have to consider this Agreement. All deliveries shall be made to the Company at the following address, marked "Personal and Confidential": Steven E. Fivel, Executive Vice President, Brightpoint, Inc., 600 E. 96th Street, Suite 575, Indianapolis, Indiana 46240. To revoke my acceptance, I must deliver a written, signed statement that I revoke my acceptance to the Company by hand or by mail and any such notice of revocation must be received by the Company within seven (7) calendar days after I signed the Agreement. If I choose to deliver my acceptance or any revocation notice by mail, it must be: (a) postmarked and received by the Company within the applicable period stated above; (b) properly addressed to the Company at the address stated above; and (c) sent by certified mail, return receipt requested.

     12. My Representations. The Employee hereby acknowledges that he cooperated with an investigation conducted by the Employer's attorneys, with an





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investigation conducted by a member of the Employer's board of directors and testified before the enforcement division of the Securities and Exchange Commission prior to the execution of this Agreement, that such cooperation was given by Employee of his own free will and was not coerced and that the information provided was not influenced by any person whatsoever and was truthful and complete. I have read this Agreement carefully and I understand all of its terms. In agreeing to sign this Agreement, I have not relied on any statements or explanations made by the Company, except as specifically set forth in this Agreement. I am voluntarily releasing My Claims. I also understand and agree that this Agreement contains all of the agreements between the Company and me relating to the matters included in this Agreement.


Date:  22 May 2002                             /s/ Phillip A Bounsall
     -----------------------                   ---------------------------------
                                               Phillip A. Bounsall



Date:  24 May 2002                             Received and agreed to by
     -----------------------                   Brightpoint, Inc.:


                                               By:  /s/ Robert J Laikin
                                                    ----------------------------
                                                    Chief Executive Officer




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                                                                       Exhibit A






April 19, 2002







Mr. Phillip A. Bounsall
13842 Berenger Lane
Carmel, Indiana  46032

Dear Phil:

It has been a pleasure working with you for the last five and a half years. Your energy and efforts have been instrumental in many of the achievements that we have obtained together. I also appreciate the relationships that you established among our commercial and investment bankers, rating agencies and the equity research analysts that followed our company.

You have helped build the Corporate Finance team and the talent that you have helped to develop among the finance team positions the Company for long-term success. I personally enjoyed working with you and wish you the best of luck in your new endeavors.

Sincerely,



J. Mark Howell
President and Chief Operating Officer






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